Filed Pursuant to Rule 433

Registration No. 333-277211

July 16, 2024

FREE WRITING PROSPECTUS

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Equity Index Underlying Supplement dated February 21, 2024)

Linked to the Least Performing of the S&P 500® Index and the Russell 2000® Index

►	Monthly Contingent Coupon payments at a rate of approximately 0.508333% (equivalent to 6.10% per annum), payable if the Official Closing Level of each Underlying on the applicable Observation Date is greater than or equal to 80.00% of its Initial Value

►	Callablle quarterly at the principal amount plus the applicable Contingent Coupon on any Call Observation Date on or after July 25, 2025 if the Official Closing Level of each Underlying is at or above its Call Threshold

►	If the Notes are not called you will receive protection from the first 15.00% of any losses if the Reference Return of the Least Performing Underlying is less than -15.00%, with 1.00x exposure to each 1% decline beyond 15.00%, and in such a case, you will lose some or a significant portion (up to 85.00%) of your principal amount

►	Term: approximately 5 years, if not called

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Contingent Income Buffered Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-10 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $925.00 and $955.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-6 and “Risk Factors” beginning on page FWP-10 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.65% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Term	Approximately 5 years, if not called.
Reference Asset	The S&P 500® Index (Ticker: SPX) and the Russell 2000® Index (Ticker: RTY) (each an “Underlying” and together the “Underlyings”)
Call Feature	The Notes will be automatically called if the Official Closing Level of each Underlying is at or above its Call Threshold on any Call Observation Date on or after July 25, 2025. In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Contingent Coupon payable on the corresponding Call Payment Date(2)
Call Threshold	With respect to each Underlying, 100.00% of its Initial Value
Contingent Coupon Rate	Approximately 0.508333% per month (equivalent to at least 6.10% per annum)
Contingent Coupon

If the Official Closing Level of each Underlying is greater than or equal to its Coupon Trigger on an Observation Date: we will pay you the Contingent Coupon.

If the Official Closing Level of any Underlying is less than its Coupon Trigger on an Observation Date: the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date(2).

Coupon Trigger	With respect to each Underlying, 80.00% of its Initial Value
Buffer Value	With respect to each Underlying, 85.00% of its Initial Value
Payment at Maturity per Note

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to -15.00%:

$1,000 + final Contingent Coupon

■ If the Reference Return of the Least Performing Underlying is less than -15.00% but greater than or equal to -20.00%:

■ $1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 15.00%)] + the final Contingent Coupon

■ If the Reference Return of the Least Performing Underlying is less than -20.00%:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 15.00%]

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Buffer Value, you will receive protection from the first 15.00% of any losses, with 1.00x exposure to each 1% decline beyond a Reference Return of the Least Performing Underlying of -15.00%. Under these circumstances you will lose some or a significant portion (up to 85.00%) of the Principal Amount. In addition, if the Final Value of the Least Performing Underlying is less than its Coupon Trigger, you will not receive the final Contingent Coupon.

Reference Return	With respect to each Underlying, Final Value – Initial Value Initial Value
Least Performing Underlying	The Underlying with the lowest Reference Return
Trade Date	July 25, 2024
Pricing Date	July 25, 2024
Original Issue Date	July 30, 2024
Final Valuation Date(3)	July 25, 2029
Maturity Date(3)	July 30, 2029
CUSIP/ISIN	40447B7H9/US40447B7H99

The Notes

The Notes may be suitable for investors who believe that the value of the Underlyings will not decrease significantly over the term of the Notes. Unless the Notes are automatically called, so long as the Official Closing Level of each Underlying on an Observation Date is greater than or equal to its Coupon Trigger, you will receive the monthly Contingent Coupon on the applicable Coupon Payment Date.

If the Official Closing Level of each Underlying is at or above its Call Threshold on any Call Observation Date beginning on July 25, 2025, your Notes will be called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.

If the Notes are not called and the Final Value of the Least Performing Underlying is greater than or equal to its Buffer Value, you will receive a Payment at Maturity equal to 100% of the Principal Amount plus the final Contingent Coupon.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Buffer Value, you will receive protection from the first 15.00% of any losses, with 1.00x exposure to each 1% decline that the Reference Return of the Least Performing Underlying is less than -15.00%. Under these circumstances you will lose some or a significant portion (up to 85.00%) of the Principal Amount. In addition, if the Final Value of the Least Performing Underlying is less than its Coupon Trigger, you will not receive the final Contingent Coupon. Even with any Contingent Coupons paid prior to maturity, your return on the Notes may be negative.

(1) As more fully described on page FWP-4.

(2) See page FWP-5 for Observation Dates, Coupon Payment Dates, Call Observation Dates and Call Payment Dates.

(3)  Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been automatically called, whether the Official Closing Value of each Underlying on an Observation Date is greater than or equal to its Coupon Trigger, and whether the Final Value of the Least Performing Underlying is greater than or equal to its Buffer Value. If your Notes are not called, you will lose some or a significant portion (up to 85.00%) of your Principal Amount at maturity if the Final Value of the Least Performing Underlying is less than its Buffer Value. In addition, if the Final Value of the Least Performing Underlying is less than its Coupon Trigger, you will not receive the final Contingent Coupon. Even with any Contingent Coupons you received prior to maturity, your return on the Notes may be negative.

Information about the Reference Asset

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or Nasdaq, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The graphs above illustrate the performance of the Underlyings from July 12, 2014 through July 12, 2024. The closing values underlying the graphs above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on the Reference Asset please see “Description of the Reference Asset” beginning on page FWP-17 of this document. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

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HSBC USA Inc. Autocallable Contingent Income Buffered Notes

This document relates to a single offering of Autocallable Contingent Income Buffered Notes. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement, and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or Equity Index Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The S&P 500® Index (Ticker: SPX) and the Russell 2000® Index (Ticker: RTY) (each an “Underlying” and together the “Underlyings”)
Trade Date:	July 25, 2024
Pricing Date:	July 25, 2024
Original Issue Date:	July 30, 2024
Final Valuation Date:	July 25, 2029, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be July 30, 2029. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Call Feature:	If the Official Closing Level of each Underlying is at or above its Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.
Call Threshold:	With respect to each Underlying, 100.00% of its Initial Value
Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 Principal Amount, we will pay you the Final Settlement Value.
Final Settlement Value:

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■  If the Reference Return of the Least Performing Underlying is greater than or equal to -15.00%:

$1,000 + final Contingent Coupon.

■  If the Reference Return of the Least Performing Underlying is less than -15.00% but greater than or equal to -20.00%:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 15.00%)]+ the final Contingent Coupon

■  If the Reference Return of the Least Performing Underlying is less than -20.00%:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 15.00%)].

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Buffer Value, you will receive protection from the first 15.00% of any losses, with 1.00x exposure to each 1% decline of the Reference Return of the Least Performing Underlying beyond -15.00%. Under these circumstances you will lose some or a significant portion (up to 85.00%) of the Principal Amount. Even with any Contingent Coupons paid prior to maturity, your return on the Notes may be negative.

Least Performing Underlying:	The Underlying with the lowest Reference Return.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value

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Observation Dates and Coupon Payment Dates:	Observation Dates		Coupon Payment Dates
	August 27, 2024		August 30, 2024
	September 25, 2024		September 30, 2024
	October 25, 2024		October 30, 2024
	November 26, 2024		December 2, 2024
	December 24, 2024		December 30, 2024
	January 27, 2025		January 30, 2025
	February 25, 2025		February 28, 2025
	March 26, 2025		March 31, 2025
	April 25, 2025		April 30, 2025
	May 27, 2025		May 30, 2025
	June 25, 2025		June 30, 2025
	July 25, 2025	*	July 30, 2025	**
	August 27, 2025		September 2, 2025
	September 25, 2025		September 30, 2025
	October 27, 2025	*	October 30, 2025	**
	November 25, 2025		December 1, 2025
	December 24, 2025		December 30, 2025
	January 27, 2026	*	January 30, 2026	**
	February 25, 2026		March 2, 2026
	March 25, 2026		March 30, 2026
	April 27, 2026	*	April 30, 2026	**
	May 27, 2026		June 1, 2026
	June 25, 2026		June 30, 2026
	July 27, 2026	*	July 30, 2026	**
	August 26, 2026		August 31, 2026
	September 25, 2026		September 30, 2026
	October 27, 2026	*	October 30, 2026	**
	November 24, 2026		November 30, 2026
	December 24, 2026		December 30, 2026
	January 27, 2027	*	February 1, 2027	**
	February 24, 2027		March 1, 2027
	March 24, 2027		March 30, 2027
	April 27, 2027	*	April 30, 2027	**
	May 26, 2027		June 1, 2027
	June 25, 2027		June 30, 2027
	July 27, 2027	*	July 30, 2027	**
	August 25, 2027		August 30, 2027
	September 27, 2027		September 30, 2027
	October 27, 2027	*	November 1, 2027	**
	November 24, 2027		November 30, 2027
	December 27, 2027		December 30, 2027
	January 26, 2028	*	January 31, 2028	**
	February 24, 2028		February 29, 2028
	March 27, 2028		March 30, 2028
	April 26, 2028	*	May 1, 2028	**
	May 24, 2028		May 30, 2028
	June 27, 2028		June 30, 2028
	July 26, 2028	*	July 31, 2028	**
	August 25, 2028		August 30, 2028
	September 27, 2028		October 2, 2028
	October 25, 2028	*	October 30, 2028	**
	November 27, 2028		November 30, 2028
	December 27, 2028		January 2, 2029
	January 25, 2029	*	January 30, 2029	**
	February 23, 2029		February 28, 2029
	March 27, 2029		April 2, 2029
	April 25, 2029	*	April 30, 2029	**
	May 24, 2029		May 30, 2029
	June 27, 2029		July 2, 2029
	July 25, 2029 (the Final Valuation Date)	*	July 30, 2029 (the Maturity Date)	**

*These Observation Dates are also Call Observation Dates

**These Coupon Payment Dates are also Call Payment Dates

Each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.

Call Observation Dates:	The applicable Observation Dates on or after July 25, 2025, as indicated above.
Call Payment Dates:	The applicable Coupon Payment Dates on or after July 30, 2025, as indicated above.

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Contingent Coupon:

If the Official Closing Level of each Underlying is greater than or equal to its Coupon Trigger on an Observation Date, you will receive the Contingent Coupon of approximately $5.083 per $1,000 Principal Amount on the applicable Coupon Payment Date.

If the Official Closing Level of any Underlying is less than its Coupon Trigger on an Observation Date, the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date.

You may not receive any Contingent Coupon payments over the term of the Notes.

Contingent Coupon Rate:	Approximately 0.508333% per month (equivalent to 6.10% per annum)
Initial Value:	With respect to each Underlying, its Official Closing Level on the Pricing Date.
Final Value:	With respect to each Underlying, its Official Closing Level on the Final Valuation Date.
Coupon Trigger:	With respect to each Underlying, 80.00% of its Initial Value.
Buffer Value:	With respect to each Underlying, 85.00% of its Initial Value.
CUSIP/ISIN:	40447B7H9/US40447B7H99
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any Underlying or any security included in any Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and the Equity Index Underlying Supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

🞂	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

🞂	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

🞂	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Call Feature

If the Official Closing Level of each Underlying is at or above its Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.

Contingent Coupon

We will pay a monthly Contingent Coupon payment on a Coupon Payment Date if the Official Closing Level of each Underlying on the applicable Observation Date is greater than or equal to its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-17 in the accompanying prospectus supplement. The Contingent Coupon Rate will be 6.10% per annum (or approximately $5.08333 per $1,000 Principal Amount per month, if payable).

Payment at Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■  If the Reference Return of the Least Performing Underlying is greater than or equal to: -15.00%:

$1,000 + final Contingent Coupon.

■  If the Reference Return of the Least Performing Underlying is less than -15.00% but greater than or equal to -20.00%:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 15.00%)]+ the final Contingent Coupon

■  If the Reference Return of the Least Performing Underlying is less than -20.00%:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 15.00%)].

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Buffer Value, you will receive protection from the first 15.00% of any losses, with 1.00x exposure to each 1% decline of the Reference Return of the Least Performing Underlying beyond -15.00%. Under these circumstances you will lose some or a significant portion (up to 85.00% ) of the Principal Amount. Even with any Contingent Coupons paid prior to maturity, your return on the Notes may be negative.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

The reference sponsor of the SPX is S&P Dow Jones Indices LLC, a division of S&P Global. The reference sponsor of the RTY is FTSE Russell.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

🞂	You believe that the Official Closing Level of each Underlying will be at or above its Coupon Trigger on most or all of the Observation Dates, and the Final Value of the Least Performing Underlying will be at or above its Buffer Value.

🞂	You seek a monthly Contingent Coupon, based on the performance of the Underlyings, that will be paid at the Contingent Coupon Rate of 6.10% per annum if the Official Closing Level of each Underlying is greater than or equal to its Coupon Trigger on the applicable Observation Date.

🞂	You are willing to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

🞂	You do not seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

🞂	You are willing to make an investment that is exposed to the potential downside performance of the Least Performing Underlying if the Notes are not called on a 1-to-1 basis for each percentage point that the Reference Return of the Least Performing Underlying declines below -15.00%.

🞂	You are willing to lose up to 85.00% of the Principal Amount.

🞂	You are willing to hold the Notes which will be automatically called on any Call Observation Date on which the Official Closing Level of each Underlying is at or above its Call Threshold, or you are otherwise willing to hold the Notes to maturity.

🞂	You are willing to forgo guaranteed interest payments on the Notes, and the dividends or other distributions paid on the stocks included in the Underlyings.

🞂	You do not seek an investment for which there will be an active secondary market.

🞂	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

🞂	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

🞂	You believe that the Official Closing Level of at least one Underlying will be below its Coupon Trigger on most or all the Observation Dates, including the Final Valuation Date, and the Final Value of the Least Performing Underlying will be below its Buffer Value.

🞂	You believe that the Contingent Coupon, if any, will not provide you with your desired return.

🞂	You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

🞂	You seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

🞂	You are unwilling to make an investment that is exposed to the potential downside performance of the Least Performing Underlying if the Notes are not called on a 1-to-1 basis for each percentage point that the Reference Return of the Least Performing Underlying declines below -15.00%.

🞂	You seek an investment that provides full return of principal at maturity.

🞂	You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Level of each Underlying is at or above its Call Threshold, or you are otherwise unable or unwilling to hold the Notes to maturity.

🞂	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the stocks included in the Underlyings.

🞂	You seek an investment for which there will be an active secondary market.

🞂	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

🞂	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement. In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

🞂	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

🞂	“—General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

The Notes do not guarantee any return of principal and you may lose some or a significant portion of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not automatically called and the Final Value of the Least Performing Underlying is less than the Buffer Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return of the Least Performing Underlying declines below -15.00%. You may lose some or a significant portion (up to 85.00%) of your investment at maturity. Even with any Contingent Coupons paid prior to maturity, your return on the Notes may be negative.

The Notes may be called prior to the Maturity Date.

If the Notes are called early, the holding period over which you may receive coupon payments could be as little as approximately 12 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Level of any Underlying on an Observation Date is less than its Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Observation Date. If on each of the Observation Dates, the Official Closing Level of any Underlying is less than its Coupon Trigger, we will not pay you any Contingent Coupons during the term of the Notes, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the Principal Amount plus the Contingent Coupons, if any, regardless of any appreciation in the value of any Underlying.

For each $1,000 Principal Amount, you will receive $1,000 at maturity plus the final Contingent Coupon if the Final Value of the Least Performing Underlying is equal to or greater than its Coupon Trigger, regardless of any appreciation in the value of any Underlying, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the stocks included in the Underlyings during the term of the Notes.

Higher Contingent Coupon Rates or lower Buffer Values are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the value of that Underlying could close below its Coupon Trigger on an Observation Date or its Buffer Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Contingent Coupons or loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Buffer Value, a lower Coupon Trigger or a higher Contingent Coupon Rate) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Buffer Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The value of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity not receive any Contingent Coupons.

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Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the value of each Underlying. For example, in the case of notes linked to a basket, the return would depend on the aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either Underlying would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risks of receiving no Contingent Coupons and sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that you will not receive any Contingent Coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With multiple Underlyings, it is more likely that one of the Underlyings will close below its respective Coupon Trigger on any Observation Date (including the Final Valuation Date) and below its respective Buffer Value on the Final Valuation Date, than if the Notes were linked to only one Underlying. Therefore, it is more likely that you will not receive any Contingent Coupons, and that you will suffer a significant loss on your investment. In addition, because each Underlying must close above its Call Threshold on a Call Observation Date in order for the Notes to be called, the Notes are less likely to be called than if the Notes were linked to just one Underlying.

The amount payable on the Notes is not linked to the values of the Underlyings at any time other than the Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Levels of the Underlyings on the Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of each Underlying is greater than or equal to its Coupon Trigger during the term of the Notes other than on an Observation Date but then decreases on an Observation Date to a value that is less than its Coupon Trigger, the Contingent Coupon will not be payable for the relevant monthly period. Similarly, if the Notes are not called, even if the value of the Least Performing Underlying is greater than or equal to its Buffer Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than its Buffer Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Least Performing Underlying prior to such decrease. Although the actual values of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective values on the Observation Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Official Closing Levels of the Underlyings on the applicable Observation Dates.

Risks Relating to the Reference Asset

Changes that affect an Underlying may affect the value of that Underlying and the market value of the Notes and the amount you will receive on the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of an Underlying, concerning additions, deletions and substitutions of the stocks included in that Underlying and the manner in which the reference sponsor takes account of certain changes affecting those stocks may affect the value of that Underlying. The policies of the reference sponsor could also affect the value of that Underlying. The reference sponsor may discontinue or suspend calculation or dissemination of an Underlying. Any such actions could affect the value of an Underlying and the value of and the return on the Notes.

Small-capitalization risk.

The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

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General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying.

If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying without regard to the performance of any other Underlying. As a result, you could lose all or some of your initial investment if the Final Value of the Least Performing Underlying is less than its Buffer Value, even if there is an increase in the value of any other Underlying. This could be the case even if any other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates, except for underwriting discounts paid to unaffiliated distributors. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 3 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to

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investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in the stocks included in an Underlying.

As a holder of the Notes, you will not have any ownership interest in the stocks included in an Underlying, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in an Underlying.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value. We cannot predict the Official Closing Level of an Underlying on any Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or the return on the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of any Underlying. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

🞂 Principal Amount:	$1,000
🞂 Hypothetical Initial Value of each Underlying:	1,000.00*
🞂 Hypothetical Call Threshold Underlying:	1,000.00 (100.00% of the Initial Value)
🞂 Hypothetical Buffer Value Underlying:	850.00 (85.00% of the Initial Value)
🞂 Hypothetical Coupon Trigger Underlying:	800.00 (80.00% of the Initial Value)
🞂 Hypothetical Contingent Coupon Rate:	6.10% per annum (approximately 0.508333% for each month in which it is payable). The actual Contingent Coupon Rate will be at least 6.10% per annum and will be determined on the Trade Date. If the Official Closing Level of each Underlying on every Observation Date is greater than or equal to its Coupon Trigger, the Contingent Coupon paid over the term of the Notes would total approximately $305.00 per $1,000 Principal Amount of the Notes.

* The hypothetical Initial Value of 1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying will be determined on the Pricing Date and set forth in the final pricing supplement to which this free writing prospectus relates.

Summary of the Examples

	Notes Are Called on a Call Observation Date	Notes Are Not Called on Any Call Observation Date
	Example 1	Example 2	Example 3	Example 3
Initial Value of each Underlying	1,000.00	1,000.00	1,000.00	1,000.00
Call Threshold of each Underlying	1,000.00	1,000.00	1,000.00	1,000.00
Buffer Value of each Underlying	850.00	850.00	850.00	850.00
Coupon Trigger of each Underlying	800.00	800.00	800.00	800.00
Official Closing Level / Percentage Change of the Least Performing Underlying on the
1st to 11th Observation Dates	$840.00 / -16.00% Contingent Coupons: 11 x $5.08333 = $55.9167	$840.00 / -16.00% Contingent Coupons: 11 x $5.08333 = $55.9167	$840.00 / -16.00% Contingent Coupons: 11 x $5.08333 = $55.9167	$840.00 / -16.00% Contingent Coupons: 11 x $5.08333 = $55.9167
12th Observation Date (1st Call Observation Date)	$1,200.00 / 20.00% Contingent Coupons: 1 x $5.08333 = $5.083	910.00 / -9.00% Contingent Coupons: 1 x $5.08333 = $5.083	720.00 / -28.00% Contingent Coupons: $0	720.00 / -28.00% Contingent Coupons: $0
13th Observation Date to the last Observation Date immediately prior to the Final Valuation Date (including the 2nd Call Observation Date to the 16th Call Observation Date)	N/A	Various above 800.00 / -20.00% But below the Call Threshold Contingent Coupons 48 x $5.08333 = $244.00	Various below $800.00 / -20.00% Contingent Coupons $0	Various below $800.00 / -20.00% Contingent Coupons $0
Final Valuation Date	N/A	880.00 / -12.00%	807.00 / -19.30%	400.00 / -60.00%
Contingent Coupon Payment Amounts Prior to Maturity or Call	11 x $5.08333 = $55.9167	59 x $5.08333 = $299.9167	11 x $5.08333 = $55.9167	11 x $5.08333 = $55.9167
Payment if Notes are Called	$1,005.083	N/A	N/A	N/A
Payment at Maturity	N/A	$1,005.0833	$1,000 + [$1,000 x (-19.30% + 15.00%)	$1,000 + [$1,000 x (-60.00% + 15.00%)] = $605.917
Return of the Notes	6.10%	30.50%	1.80%	-39.4083%

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Example 1—The Official Closing Level of each Underlying on the first Call Observation Date is greater than or equal to its Call Threshold and each Underlying closed at or above its Coupon Trigger (but below its Call Threshold) on the first 11 Observation Dates prior to the Notes being called.

Underlying	Initial Value	Official Closing Level
SPX	1,000.00	1,250.00 (125.00% of Initial Value)
RTY	1,000.00	1,200.00 (120.00% of Initial Value)

Payment Upon a Call:	$1,005.08333

Because the Official Closing Level of each Underlying on the first Call Observation Date is at or above its Call Threshold, the Notes will be called and you will receive $1,005.08333 per Note, reflecting the Principal Amount plus the Contingent Coupon. When added to the Contingent Coupon payments of $55.9167 received in respect of the prior Observation Dates, we will have paid you a total of $1,061.00 per Note, resulting in a 6.10% return on the Notes. No extra payment will be made on account of each Underlying closing above its respective Initial Value.

Example 2— The Notes are not called, the Final Value of the Least Performing Underlying is greater than or equal to its Buffer Level, and each Underlying closed at or above its Coupon Trigger (but below its Call Threshold) on all of Observation Dates prior to the Final Valuation Date.

Underlying	Initial Value	Final Value
SPX	1,000.00	1,150.00 (115.00% of Initial Value)
RTY	1,000.00	880.00 (88.00% of Initial Value)

RTY is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-12.00%
Payment at Maturity:	$1,005.08333

Because the Final Value of the Least Performing Underlying is greater than or equal to its Buffer Level, you will receive $1,005.08333 per Note, reflecting the Principal Amount plus the final Contingent Coupon.

When added to the Contingent Coupon payments of $299.9167 received in respect of the prior Observation Dates, we will have paid you a total of $1,305.00 per Note, resulting in a 30.50% return on the Notes.

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Example 3— The Notes are not called, the Final Value of the Least Performing Underlying is less than its Buffer Value but greater than the Coupon Trigger, and each Underlying closed at or above its Coupon Trigger (but below its Call Threshold) on the first 11 Observation Dates.

Underlying	Initial Value	Final Value
SPX	1,000.00	1,100.00 (110.00% of Initial Value)
RTY	1,000.00	$807.00 (80.70% of Initial Value)

RTY is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-19.30%
Payment at Maturity:	$962.083

Because the Final Value of the Least Performing Underlying is less than its Buffer Value but greater than its Coupon Trigger, you will receive $962.083 per $1,000 Principal Amount, calculated as follows:

Final Settlement Value = $1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 15.00%)]+ final Contingent Coupon

Final Settlement Value = $1,000 + [$1,000 x (-19.30% +15.00%)] + $5.08333 = $962.0833

When added to the Contingent Coupon payments of $55.9167 received in respect of the prior Observation Dates, we will pay you a total of $1,018.00, resulting in a 1.80% return on the Notes.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Buffer Value, you will be exposed to any decrease in the value of the Least Performing Underlying below its Buffer Value on a 1:1 basis and could lose some or a significant portion (up to 85.00%) of your principal at maturity.

Example 4—The Notes are not called, the Final Value of the Least Performing Underlying is less than its Coupon Trigger and each Underlying closed at or above its Coupon Trigger (but below its Call Threshold) on the first 11 Observation Dates.

Underlying	Initial Value	Final Value
SPX	1,000.00	1,100.00 (110.00% of Initial Value)
RTY	1,000.00	$400.00 (40.00%of Initial Value)

RTY is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-60.00%
Payment at Maturity:	$550.00

Because the Final Value of the Least Performing Underlying is less than its Coupon Trigger, you will receive $550.00 per $1,000 Principal Amount, calculated as follows:

Final Settlement Value = $1,000 + [$1,000 x (Reference Return of the Least Performing Underlying + 15.00%)]

= $1,000 + [$1,000 x (-60.00% +15.00%)] = $550.00

When added to the Contingent Coupon payments of $55.9167 received in respect of the prior Observation Dates, we will pay you a total of $605.917, resulting in a -39.4083% return on the Notes.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Coupon Trigger, you will be exposed to any decrease in the value of the Least Performing Underlying on a 1:1 basis beyond -15.00%, and could lose up to 85.00% of your principal at maturity. In addition, you will not receive the final Contingent Coupon.

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DESCRIPTION OF THE REFERENCE ASSET

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-54 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing values from July 12, 2014 through July 12, 2024. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SPX on any Observation Date, including the Final Valuation Date.

Description of the RTY

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or Nasdaq, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-44 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing values from July 12, 2014 through July 12, 2024. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the RTY on any Observation Date, including the Final Valuation Date.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of an Underlying, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Value will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.65% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the notes to you.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

FWP-18

We will not attempt to ascertain whether any of the entities whose stock is included in the Underlyings would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Underlyings were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlyings and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlyings is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange, or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$
Autocallable Contingent Income
Buffered Notes Linked to the Least
Performing of the S&P 500® Index
and the Russell 2000® Index

July 16, 2024

Free Writing Prospectus

Free Writing Prospectus
General	FWP-7
Payment on the Notes	FWP-8
Investor Suitability	FWP-9
Risk Factors	FWP-10
Illustrative Examples	FWP-14
Description of the Reference Asset	FWP-17
Events of Default and Acceleration	FWP-18
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-18
U.S. Federal Income Tax Considerations	FWP-18
Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX® Banks Index	S-14
The FTSE® 100 Index	S-16
The Hang Seng® Index	S-17
The Hang Seng China Enterprises Index	S-19
The KOSPI 200 Index	S-21
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-30
The Nikkei Stock Average	S-33
The NYSE® FANG+™ Index	S-35
The PHLX Housing Sector Index	S-40
The Russell 2000® Index	S-44
The S&P 100® Index	S-47
The S&P 500® Index	S-54
The S&P 500® Low Volatility Index	S-61
The S&P BRIC 40 Index	S-64
The S&P MidCap 400® Index	S-67
The S&P/ASX 200 Index	S-74
The S&P 500® ESG Index	S-77
The TOPIX® Index	S-82
The Swiss Market Index	S-84
Additional Terms of the Notes	S-86
Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-58
Certain ERISA and Related Considerations	S-59
U.S. Federal Income Tax Considerations	S-61
Supplemental Plan of Distribution (Conflicts of Interest)	S-87
Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	24
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations Relating to Debt Securities	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to U.K. Investors	54
U.K. Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58